Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

David Flanery

Chief Financial Officer

(502) 261-4753

Papa John’s Increases Stock Repurchase

Authorization to $500 Million

Louisville, Kentucky (August 11, 2005) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced that its Board of Directors has approved an increase to $500 million in the amount of the company’s common stock that may be repurchased by the company from time to time through December 25, 2005.  This represents a $50 million increase in the previously authorized amount.  The authorization includes both open market purchases as well as private transactions.

The company announced that to date it has repurchased $434.5 million of its stock since the inception of the repurchase program in 1999.  As of July 24, 2005, the company had approximately 17.4 million shares of common stock outstanding on a fully diluted basis (approximately 17.1 million actual shares outstanding).

“Our strong cash flow and conservative balance sheet allow us the opportunity to continue our stock repurchase program without limiting our ability to invest in the growth of our business, including the building or purchase of additional company-owned restaurants and investments in our systems infrastructure,” said Papa John’s President and CEO Nigel Travis.  “Additionally, a portion of the funding for the increased stock repurchase authorization will come from the proceeds of recent and expected future stock option exercises.”

                As of July 24, 2005, Papa John’s had 2,883 restaurants (571 company-owned and 2,312 franchised) operating in 49 states and 19 countries.  Papa John’s also franchises 115 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.